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                     October 29, 2020

       Roland Burns
       President and Chief Financial Officer
       Comstock Resources, Inc.
       5300 Town and Country Blvd.
       Suite 500
       Frisco, Texas 75034

                                                        Re: Comstock Resources,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 1-03262

       Dear Mr. Burns:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Brian Claunch